Exhibit 99.B(h)(6)(b)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT
FOR CERTAIN FUNDS OF

THE VICTORY PORTFOLIOS
DATED August 1, 2013

BETWEEN

THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF March 1, 2018

Fund/Class	Maximum Operating Expense Limit*	Date of Termination	Effective Date of Waiver
Victory Strategic Allocation Fund — Class A	0.40%	February 28, 2019	March 1, 2018
Victory Strategic Allocation Fund — Class C	1.15%	February 28, 2019	March 1, 2018
Victory Strategic Allocation Fund — Class I	0.15%	February 28, 2019	March 1, 2018
Victory Strategic Allocation Fund — Class R	0.65%	February 28, 2019	March 1, 2018

*Excluding AFFE

NY2-717640

A-1